Exhibit 23.4

Consent of Independent Accountants

The Board of Directors

Apple REIT Nine, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Nine, Inc.:

(1)	the use of our report dated September 12, 2008 with respect to the balance sheets of the Charlotte Lakeside Hotel, L.P. as of December 31, 2007 and 2006, and the related statements of operations and partner’s deficit and statements of cash flows for the years then ended

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Schneider & Company Certified Public Accountants, PC

Parsippany, New Jersey

January 21, 2009